Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc. Announces Fiscal Fourth Quarter 2009 Sales

BRISBANE, CALIF. — July 9, 2009 — bebe stores, inc. (Nasdaq: BEBE) today reported retail sales for the quarter ended July 4, 2009 of $125.3 million compared to $167.2 million for the quarter ended July 5, 2008. Retail sales decreased approximately 25% compared to the same period in the prior year. Same store sales for the quarter ended July 4, 2009 decreased 29.2% compared to a decrease of 5.6% in the prior year.

Retail sales for the fiscal year ending July 4, 2009 were $580.9 million compared to $675.1 million for the fiscal year ended July 5, 2008.  Retail sales decreased approximately 14% compared to the same period in the prior year.  Same store sales for the fiscal year ending July 4, 2009 decreased 20.9% compared to a decrease of 7.6% for the fiscal year ending July 5, 2008.

For the quarter the company currently anticipates earnings per share to be at or below the low end of the range previously provided as a result of lower comparable store sales.  These results are before taking into account any one time charges, asset write downs or write offs.

As of July 4, 2009 finished goods inventory per square foot increased approximately 1% when compared to the prior year, which is greater than the guidance provided in April.  During the quarter we made the strategic decision to invest in denim, jackets, including leather, knit dresses and knit tops to position ourselves for July and the beginning of the fall transition period.  Without this inventory investment, retail inventories would be down 14% per square foot when compared to the prior year.

During fiscal 2009, the Company opened 13 stores, expanded or relocated 2 existing stores and closed 8 stores resulting in a square footage growth of approximately 2.5%. The number of new stores includes 6 bebe stores, 1 BEBE SPORT store and 6 2b bebe/outlet stores. Store closures included 6 bebe stores and 2 BEBE SPORT stores. In addition we converted 1 bebe store to a 2b bebe store.

bebe stores, inc. provides additional information on a recorded message. Interested parties are invited to listen to the message by calling 1-877-232-3757.

bebe stores, inc. will host a conference call on Thursday, August 27, 2009 at 1:30 PM Pacific Time to discuss fourth quarter results. Conference call information will be available at a later date.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 308 stores, of which 211 are bebe stores, 34 are 2b bebe stores, 62 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.